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                                                                    EXHIBIT 99.1

                                                           FOR IMMEDIATE RELEASE
[ENESCO(R) GROUP, INC. LOGO]
                                               INVESTOR CONTACT:   Jeff Lemajeur
          225 Windsor Drive                                         630/875-5856
Itasca, Illinois 60143-1225                                  jlemajeu@enesco.com
               630.875.5300
          fax: 630.875.5350                    MEDIA CONTACT:      Donna Shaults
             www.enesco.com                                         630/875-5464
                                                             dshaults@enesco.com



                THOMAS BRADLEY APPOINTED CHIEF FINANCIAL OFFICER;
     JEFF LEMAJEUR APPOINTED VICE PRESIDENT -- FINANCE, STRATEGIC PLANNING,
                       MERGERS & ACQUISITIONS- FOR ENESCO

ITASCA, ILL., JANUARY 3, 2003 -- Enesco Group, Inc. (NYSE: ENC), a leader in the giftware, collectible and home decor industry, appointed Jeffrey Lemajeur as Vice President of Finance, Strategic Planning, Mergers and Acquisitions, effective Monday, January 6th. Lemajeur has served as Chief Financial Officer since 2001 and previously served as the company's Treasurer since 1999. In his new position, Lemajeur will oversee the company's growth initiatives through strategic corporate mergers and acquisitions.

         "Jeff is an integral part of our senior management team which has returned Enesco to profitability," said Dan DalleMolle, president and CEO for Enesco. "His appointment underscores one of our key strategies for growth. He is pursuing several business opportunities which will expand our leadership position in the industry."

         Succeeding Lemajeur as CFO is Thomas F. Bradley, who joins Enesco from Amerock(R), a leading manufacturer of cabinet hardware in Rockford, Ill., where he has been President since 1996.

         "With his strong financial background, Tom will take the lead in enhancing Enesco's financial position," added DalleMolle. "Now that we've stabilized the business, Tom's focus will be to ensure profitable growth and direct overall financial plans for Enesco's future."

         Previously, Bradley was a Group Vice President and Controller at Newell Rubbermaid Inc. (NYSE: NWL), a global marketer of consumer products with nearly $7 billion in sales. He also held various financial positions at Rayovac Corporation (NYSE: ROV), one of the world's largest consumer battery and lighting device companies with more than $1 billion in revenues.

ABOUT ENESCO GROUP, INC.

A global leader in the gift, collectible and home decor industries for 45 years, Enesco Group, Inc. offers such notable product lines as Cherished Teddies, Mary Engelbreit, Lilliput Lane, Border Fine Arts, and NICI, among others. The Company's award-winning Precious Moments brand is one of the top collectible lines throughout the world. Further information is available on the Company's web site at www.enesco.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties, and actual results could differ materially from the Company's present expectations. A description of the risk factors that could cause such material differences is set forth in the Company's 10-K for the year ended December 31, 2001, filed under the Securities Exchange Act of 1934. The Company undertakes no obligation to update or publish in the future any forward-looking information.

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